EARNINGS RELEASE FOR QUARTER ENDING JUNE 30, 2007

FINANCIAL HIGHLIGHTS

Urbana, IL – July 17, 2007

First Busey Corporation’s merger with Main Street Trust, Inc. received approval from regulatory authorities. The approval is subject to successful divestiture of five branches of Main Street Bank & Trust located in Champaign County, Illinois. The holding companies are expected to merge following the close of business on July 31, 2007, with the merger of Busey Bank and Main Street Bank anticipated to occur in the fourth quarter of 2007. The annual meeting of shareholders is expected to occur in the fourth quarter of 2007.

The divestiture of five Main Street branches represents approximately $15 million in loans and $110 million in deposits. The divested amount represents less than 1% of anticipated combined loans and approximately 3% of anticipated combined deposits following the merger. Busey and Main Street are committed to making the transition as smooth as possible for the customers and employees involved in the divestiture.

Net income increased $829,000 or 11.8% to $7,864,000 for the quarter ending June 30, 2007, as compared to $7,035,000 for the comparable period in 2006. For the quarter ending June 30, 2007, earnings per share on a fully-diluted basis were $0.37, an increase of $0.04 or 12.1% from $0.33 for the comparable period in 2006. On a year-to-date basis, net income increased $1,698,000 or 12.2% to $15,600,000 from $13,902,000 for the comparable period in 2006. For the six-month period ending June 30, 2007, earnings per share on a fully-diluted basis were $0.72, an increase of $0.07 or 10.8% from $0.65 for the comparable period in 2006.

Busey Bank’s net income was $16,018,000 for the six months ended June 30, 2007, as compared to $14,126,000 for the comparable period in 2006, an increase of 13.4%. Busey Bank, N.A.’s (BBNA) net income was $642,000 for the six months ended June 30, 2007, as compared to $2,072,000 for the comparable period in 2006, a 69.0% decrease. Busey Bank’s strong performance offsets a decline in profitability for BBNA, which is primarily related to the weak Florida housing market. Overall, First Busey Corporation maintains a positive outlook for BBNA based on new balance sheet growth, led by strong commercial loan originations.

Net interest income increased $412,000 or 2.1% to $19,663,000 in the second quarter of 2007 compared to $19,251,000 in the comparable quarter in 2006. Interest income increased $4,489,000 during the second quarter of 2007 compared to the same period in 2006 due primarily to loan growth combined with higher yields on investment securities and outstanding loans. Interest expense increased $4,077,000 during the second quarter of 2007 compared to the same period in 2006. The increase in interest expense reflects the combination of growth in deposits and a market-driven increase in deposit and borrowing rates.

Non-interest income increased $493,000 or 7.1% to $7,397,000 during the second quarter of 2007 compared to the same period in prior year. The increase in 2007 primarily relates to a non-recurring $630,000 pre-tax charge for amortization of issuance costs related to redemption of trust preferred securities during the second quarter of 2006.

FINANCIAL SUMMARY

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

	(in thousands, except per share data)
Earnings & Per Share Data

Net income	$7,864	$7,035	$15,600	$13,902
Basic earnings per share	0.37	0.33	0.73	0.65
Fully diluted earnings per share	0.37	0.33	0.72	0.65
Dividends per share	0.18	0.16	0.41	0.32

Average Balances

Assets	$2,471,750	$2,297,781	$2,472,457	$2,276,421
Investment securities	330,731	324,806	332,833	328,351
Loans	1,957,427	1,791,837	1,953,355	1,770,244
Earning assets	2,297,944	2,122,695	2,297,342	2,104,425
Deposits	1,993,273	1,820,999	1,994,556	1,807,986
Stockholders’ equity	189,061	171,943	187,201	171,088

Performance Ratios

Return on average assets	1.28%	1.23%	1.27%	1.23%
Return on average equity	16.68%	16.41%	16.80%	16.39%
Net interest margin	3.51%	3.74%	3.50%	3.72%
Efficiency ratio	52.69%	55.90%	53.88%	55.58%

Loan Performance

Net credit losses	$203	$402	$433	$498
Accruing loans 90+ days past due			2,326	1,347
Non-accrual loans			8,066	4,656
Foreclosed assets			1,817	561

Non-interest expense decreased $265,000 or 1.8% to $14,522,000 during the quarter ended June 30, 2007, compared to the same period in the prior year. Non-interest expense decrease relates primarily to the effect of full-year efficiencies of the Tarpon Coast acquisition and an overall cost discipline as First Busey Corporation attempts to offset the effects of a challenging net interest margin environment.

First Busey Corporation’s loan performance has remained consistent with the first quarter of 2007. Accruing loans 90+ days past due, non-accrual loans and foreclosed assets at June 30, 2007, have increased significantly over the same period in 2006. Consistent with first quarter of 2007, the accruing loans 90+ days past due relates primarily to commercial loans in the central Illinois market. The increase in non-accrual loans and foreclosed assets primarily relate to the weak housing market in Florida and consist largely of 1-4 family residential loans. BBNA’s management continues to work to resolve these problematic loans. The resolution process is slowed as the loans in question are largely collateralized by residential real estate. Florida law addressing residential real estate, gives the borrower a substantial amount of time to bring the loan current once the loan goes into default.

Provision for loan losses was $680,000 during the second quarter of 2007 compared to $300,000 in the comparable period of 2006. The provision was $980,000 for the six months ended June 30, 2007, versus $700,000 in the comparable period of 2006. The increase in provision reflects managements’ analysis of amounts necessary to cover potential losses in our loan portfolios. As a percentage of total outstanding loans, the allowance for loan losses was 1.22% as of June 30, 2007, and 1.27% as of June 30, 2006.

CONSOLIDATED BALANCE SHEETS

	June 30,
(unaudited)	2007	2006

	(in thousands, except per share data)
Assets
Cash and due from banks	$56,104	$61,099
Federal funds sold	14,100	—
Investment securities	323,201	319,984

Loans	1,982,802	1,839,443
Less allowance for loan losses	(24,135)	(23,392)

Net loans	$1,958,667	$1,816,051

Premises and equipment, net	41,328	40,799
Goodwill and other intangibles	57,623	58,804
Other assets	49,173	45,638

Total assets	$2,500,196	$2,342,375

Liabilities & Stockholders’ Equity
Non-interest bearing deposits	$230,595	$251,544
Interest-bearing deposits	1,813,142	1,610,657

Total deposits	$2,043,737	$1,862,201

Federal funds purchased & securities sold under agreements to repurchase	52,697	68,497
Long-term debt	139,825	168,863
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000
Other liabilities	17,210	13,908

Total liabilities	$2,308,469	$2,168,469

Common stock	$22	$22
Common stock to be issued	6	292
Surplus	46,870	45,129
Retained earnings	151,758	136,793
Other comprehensive income	4,771	5,459
Treasury stock	(11,700)	(11,729)
Unearned ESOP shares	—	(2,058)
Deferred compensation for stock grants	—	(2)

Total stockholders’ equity	$191,727	$173,906

Total liabilities & stockholders’ equity	$2,500,196	$2,342,375

Per Share Data

Book value per share	$8.93	$8.11
Tangible book value per share	$6.25	$5.37
Ending number of shares outstanding	21,467,366	21,444,766

CONSOLIDATED STATEMENTS
OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited)	2007	2006	2007	2006

	(in thousands, except per share data)

Interest and fees on loans	$36,232	$32,465	$71,747	$62,447
Interest on investment securities	3,820	3,157	7,581	6,282
Other interest income	128	69	287	122

Total interest income	$40,180	$35,691	$79,615	$68,851

Interest on deposits	$16,921	$12,713	$33,507	$24,044
Interest on short-term borrowings	805	817	1,510	1,305
Interest on long-term debt	1,788	1,864	3,672	3,714
Junior subordinated debt owed to unconsolidated trusts	1,003	1,046	2,002	2,039

Total interest expense	$20,517	$16,440	$40,691	$31,102

Net interest income	$19,663	$19,251	$38,924	$37,749
Provision for loan losses	680	300	980	700

Net interest income after provision	$18,983	$18,951	$37,944	$37,049

Fees for customer services	$2,923	$2,802	$5,589	$5,338
Trust fees	1,689	1,642	3,399	3,158
Commissions and brokers’ fees	657	710	1,242	1,379
Gain on sale of loans	764	538	1,420	1,072
Net security gains	427	862	930	1,086
Other	937	350	1,749	1,044

Total non-interest income	$7,397	$6,904	$14,329	$13,077

Salaries and wages	$6,955	$6,772	$13,699	$13,269
Employee benefits	1,384	1,445	2,937	2,948
Net occupancy expense	1,363	1,257	2,826	2,504
Furniture and equipment expense	855	948	1,679	1,748
Data processing expense	482	490	1,016	894
Amortization expense	254	352	509	704
Other operating expenses	3,229	3,523	6,554	6,863

Total non-interest expense	$14,522	$14,787	$29,220	$28,930

Income before income taxes	$11,858	$11,068	$23,053	$21,196
Income taxes	3,994	4,033	7,453	7,294

Net Income	$7,864	$7,035	$15,600	$13,902

Per Share Data

Basic earnings per share	$0.37	$0.33	$0.73	$0.65
Fully-diluted earnings per share	$0.37	$0.33	$0.72	$0.65
Diluted average shares outstanding	21,510,376	21,433,249	21,525,552	21,446,704

Corporate Profile

First Busey Corporation is a financial holding company headquartered in Urbana, Illinois. First Busey Corporation has two wholly-owned banking subsidiaries with locations in three states. Busey Bank is headquartered in Urbana, Illinois and has twenty-two banking centers serving Champaign, McLean, Ford, Peoria, and Tazewell Counties in Illinois. Busey Bank also has a banking center in Indianapolis, Indiana, and a loan production office in Ft. Myers, Florida. On June 30, 2007, Busey Bank had total assets of $2.0 billion. Busey Bank Florida and Tarpon Coast National Bank merged at the close of business on February 17, 2006, and the resultant bank is Busey Bank, N.A. Busey Bank N.A. is headquartered in Port Charlotte, Florida, with nine banking centers serving Lee, Charlotte, and Sarasota Counties in Southwest Florida. Busey Bank N.A. had total assets of $445 million as of June 30, 2007. Busey provides electronic delivery of financial services through Busey e-bank, www.busey.com.

Busey Investment Group is a wholly-owned subsidiary of First Busey Corporation and owns three subsidiaries. First Busey Trust & Investment Co. specializes in asset management and trust services. First Busey Securities, Inc. (member NASD/SIPC) is a full-service broker/dealer subsidiary. Busey Insurance Services, Inc. is a provider of personal insurance products. Busey Investment Group has approximately $2.6 billion in assets under care.

First Busey Corporation’s common stock is traded on the Nasdaq Global Select Stock Market under the symbol “BUSE.” First Busey Corporation has a repurchase program in effect under which it is authorized to purchase up to 750,000 shares of stock.

Forward-Looking Statements

The information in this press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. These may include statements as to the benefits of the merger, including future financial and operating results, cost savings, enhanced revenues and the accretion/dilution to reported earnings that may be realized from the merger as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. Each of First Busey and Main Street intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of each of First Busey and Main Street, are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” or “project” or similar expressions. The companies’ respective ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain.